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EXHIBIT 99B.4
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SELECTED CONSOLIDATED DATA (UNAUDITED)               U S WEST, Inc.
                                                 Year Ended
Dollars in millions,                             December 31,
except per share amounts                       1993         1992   % Change
- ----------------------------------------------------------------- --------
Dividends per share                           $2.14        $2.12      0.9
Book value per share                         $13.29       $19.95      -
Capital expenditures                       $2,441.2     $2,554.2     (4.4)
Return on shareowners' equity (Note 1)       *              14.4%     -
Debt-to-capital ratio (Note 2)                 55.1%        39.6%     -
Average shares outstanding (thousands)      419,365      412,518      1.7
Shares outstanding (thousands)              441,140      414,462      6.4
Employees                                    60,778       63,707     (4.6)

TELEPHONE COMPANY STATISTICS

Access lines (thousands):
  Business                                    3,899        3,712      5.0
  Consumer                                    9,944        9,633      3.2
    Total access lines                       13,843       13,345      3.7

Billed access minutes of use (millions):
  Interstate                                 40,594       37,413      8.5
  Intrastate                                  7,529        6,956      8.2
    Total access minutes of use              48,123       44,369      8.5

Debt-to-capital ratio                          63.0%        43.6%     -
Capital expenditures                       $2,181.9     $2,356.6     (7.4)
Employees                                    49,668       52,423     (5.3)

SELECTED CELLULAR AND PAGING DATA

REVENUES

 Cellular service (Note 3)                   $442.9       $350.2     26.5
 Cellular equipment (Note 3)                   63.5         45.0     41.1
 Paging sales and service                      54.4         47.2     15.3

SELECTED STATISTICS

 Cellular subscribers (Note 4)              601,000      415,000     44.8
 Total adjusted POPs (millions)                18.2         17.9      1.1
 Pagers in service                          285,000      247,000     15.4

* See fourth quarter
Note 1: 1992 return on shareowners' equity is based on income before cumulative effect of change in accounting principles.
Note 2: 1993 and 1992 debt-to-capital ratio including discontinued operations is 59.7% and 51.7%.
Note 3: Restated to include RSA markets and reclassification of first payment defaults and intraLATA toll revenue.
Note 4: Cellular subscribers have been restated to include MSA, RSA and wholesale subscribers.
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